EXHIBIT 5.2

TRADEMARK SECURITY AGREEMENT

THIS TRADEMARK SECURITY AGREEMENT (the “Agreement”) made as of this 7th day of May, 2025, by BEAR BULL, INC. a Nevada company (“Grantor”), in favor of each of the parties identified as a “Grantee” on the signature pages hereto (collectively, the “Grantees”), each of whom is a party to the Purchase Agreement (as defined below), and is represented by Kips Bay Select LP, as Lead Investor (as defined therein);

W I T N E S S E T H

WHEREAS, Grantor, and Grantees are parties to that certain Securities Purchase Agreement dated as of May 7, 2025, among GivBux, Inc. and the investors party thereto (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”); and

WHEREAS, pursuant to the terms of that certain Security Agreement, dated as of May 7, 2025, by and among the GivBux, Inc., Grantor and Grantees (“Security Agreement”), Grantor has granted to Grantees a security interest in substantially all of the assets of Grantor including all right, title and interest of Grantor in, to and under all now owned and hereafter acquired the trademarks listed on Schedule 1 annexed hereto (the “Trademarks”) and all products and proceeds thereof, to secure payment and performance of the Obligations (as defined in the Security Agreement);

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, Grantor agrees as follows:

1. Incorporation of Note Purchase Agreement and Security Agreement. The Note Purchase Agreement and Security Agreement and the terms and provisions thereof are hereby incorporated herein in their entirety by this reference thereto. All terms capitalized but not otherwise defined herein shall have the same meanings herein as in the Security Agreement.

2. Grant and Reaffirmation of Grant of Security Interests. To secure payment and performance of the Obligations, Grantor hereby grants to Grantees, and hereby reaffirms its prior grant pursuant to the Security Agreement of, a continuing security interest in Grantor’s entire right, title and interest in and to the following (all of the following items or types of property being herein collectively referred to as the “Trademark Collateral”), whether now owned or existing and hereafter created, acquired or arising:

(i) each Trademark and application for Trademark owned by Grantor listed on Schedule 1 annexed hereto, together with any reissues, continuations or extensions thereof; and

(ii) all products and proceeds of the foregoing, including any claim by Grantor against third parties for past, present or future infringement of any Trademark owned by Grantor.

3. Termination. At such time as the Obligations have been paid in full in cash, the security interest granted hereby shall automatically terminate hereunder and of record and all rights to the Trademark Collateral shall revert to Grantor. Upon any such termination the Grantees shall, at Grantor’s expense, promptly execute and deliver to Grantor such documents as Grantor shall reasonably request to evidence such termination.

[Trademark Security Agreement]

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IN WITNESS WHEREOF, Grantor has duly executed this Agreement as of the date first above written.

BEAR BULL, INC.

By:
Name:
Title:

Agreed and Accepted

As of the Date First Above Written:

KIPS BAY SELECT LP

as Lead Investor

By:
Name:
Title:

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IN WITNESS WHEREOF, Grantor has duly executed this Agreement as of the date first above written.

BEAR BULL, INC.

By:
Name:
Title:

Agreed and Accepted

As of the Date First Above Written:

KIPS BAY SELECT LP

as Lead Investor

By:	/s/ Roman Rogol
Name:	Roman Rogol
Title:	CFO

(Signature Page to the Trademark Security Agreement)

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SCHEDULE 1

Serial Number	Trademark	Status	Goods And Services Truncated	Owner

Schedule 1

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